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                                                                 EXHIBIT (a)(4)

                             MONTGOMERY SECURITIES
                             600 Montgomery Street
                            San Francisco, CA 94111

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                         NETFRAME SYSTEMS INCORPORATED
                                      AT
                              $1.00 NET PER SHARE

                                      BY

                        PAYETTE ACQUISITION CORPORATION

                         A WHOLLY OWNED SUBSIDIARY OF
                           MICRON ELECTRONICS, INC.


                     THE OFFER AND WITHDRAWAL RIGHTS WILL
                 EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON MONDAY, JULY 14, 1997, UNLESS THE OFFER IS EXTENDED.


                                 June 16, 1997

                    To Brokers, Dealers, Commercial Banks,
                      Trust Companies and Other Nominees:

  We have been appointed by Payette Acquisition Corporation ("PURCHASER"), a Delaware corporation and a wholly owned subsidiary of Micron Electronics, Inc. ("MICRON"), a Minnesota corporation and a subsidiary of Micron Technology, Inc., a Delaware corporation, to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.001 per share (the "SHARES"), of NetFRAME Systems Incorporated (the "COMPANY"), a Delaware corporation, at a price of $1.00 per Share, net to the seller in cash without interest thereon and subject to reduction for any applicable federal backup or other withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated June 16, 1997 (the "OFFER TO PURCHASE"), and the related Letter of Transmittal (which together constitute the "OFFER") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, OWNED OF RECORD BY MICRON OR ANY OF ITS SUBSIDIARIES ON THE DATE SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED IN THE OFFER TO PURCHASE), AND (2) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER BY THE HART-SCOTT-RODINO ANTI-TRUST IMPROVEMENTS ACT OF 1976 AS AMENDED.
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  Enclosed for your information and use are copies of the following documents:
    1. Offer to Purchase, dated June 16, 1997;
    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;
    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Norwest Bank Minnesota, N.A. (the "DEPOSITARY") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration
  Date;
    4. A letter to stockholders of the Company from Robert Puette, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;
    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
    7. Return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 14, 1997, UNLESS THE OFFER IS EXTENDED.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other required documents.

  If a holder of Shares wishes to tender, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained by contacting MacKenzie Partners, Inc. (the "INFORMATION AGENT") at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Inquiries with respect to the Offer may also be addressed to Montgomery Securities at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                       Very truly yours,

                                       Montgomery Securities

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF MICRON, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.